Exhibit 10.1

Dollar Financial Corp.

1436 Lancaster Avenue

Berwyn, Pennsylvania 19312

June 30, 2005

Jeffrey Weiss

Chairman and Chief Executive Officer

Dollar Financial Corp.

1436 Lancaster Avenue

Berwyn, Pennsylvania 19312

Re: Acceleration of Options

Dear Jeff:

Subject to your countersignature of this letter, the Board of Directors has caused the stock options granted to you by the Company on April 27, 2005 to become fully vested and immediately exercisable. This action is conditioned on your agreement not to sell, pledge, assign or otherwise transfer (for the period specified below) any legal or beneficial interest in the shares that you may acquire upon exercise of those options. The transfer restrictions will lapse with respect to one-third of the shares subject to these options on each of the first, second and third anniversary of today’s date. The Company’s transfer agent will be notified of these transfer restrictions and any certificates issued upon exercise of these options may be legended accordingly. The Board of Directors may waive these transfer restrictions, in whole or in part, under limited or extraordinary circumstances (such as your death or disability, or upon a change in control of the Company) if then appropriate in its sole discretion. To acknowledge your agreement to the foregoing, please execute this letter in the space provided below and return the signed original to me.

Sincerely,

/s/ Donald Gayhardt
Donald Gayhardt
President

Acknowledged and Agreed on this 30th day of June, 2005

/s/ Jeffrey Weiss

Jeffrey Weiss